Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Crane Co. of our report dated March 24, 2017, except for the changes in the manner in which Crane & Co., Inc. and Subsidiaries accounts for goodwill and preferred shares discussed in Note 2 to the consolidated financial statements, as to which the date is March 15, 2018 relating to the financial statements of Crane & Co., Inc. and Subsidiaries, which appears in Crane Co.’s Current Report on Form 8-K/A.
/s/ PriceWaterhouseCoopers LLP
Boston, Massachusetts
April 23, 2018